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                                 EXHIBIT 10.112

                              Employment Agreement


     This Employment Agreement (the "Agreement") is entered into this 3rd day of January, 2000 between Brown & Sharpe Manufacturing Company (the "Company"), with its principal place of business at Precision Park, 200 Frenchtown Road, North Kingstown, Rhode Island, and Edward D. DiLuigi (the "Employee").


                                    Recitals

          A. The Employee has been continuously employed by the Company as an executive officer of the Company on an at-will basis since June 30, 1997; and

          B. The Company and the Employee now desire to enter into an Employment Agreement to provide the Employee with a fixed term of employment with the Company.

     NOW THEREFORE, in consideration of the mutual promises and agreements contained herein the parties hereby agree as follows:

          1. Employment. The Company agrees to continue to employ Employee, and Employee agrees to continue his employment with the Company, subject to and in accordance with the terms and conditions of this Agreement.

          2. Term of Employment. Employee's term of employment will begin on January 3, 2000, and will end on December 31, 2002.

          3. Regular Compensation. The Company will pay Employee an annual base salary as is in effect on January 3, 2000 in equal bi-monthly installments. Future adjustments will be based on an annual performance review held at the close of each fiscal year of the Company and is subject to review of the Compensation and Nominating Committee of the Company's Board of Directors.

          4. Incentive Compensation and Benefits.

               A. The Employee will participate in all existing and future incentive compensation programs sponsored by the Company for senior executive management including the Profit Incentive Plan, the Equity Incentive Plans, and the Key Employee's Long Term Deferred Compensation Incentive Plan.

               B. The Employee will be entitled to participate in all Company sponsored retirement plans, including those for senior executives, and health and welfare including health insurance, group life and travel accident insurance, disability income insurance, and executive perquisite plans sponsored by the Company.

          5. Employee's Title and Duties. The Company hires Employee as Vice President and General Manager, Measuring Systems, Americas. Responsibilities include full responsibility for all activities of the Measuring Systems Americas Division with the primary objective of improving customer satisfaction, development of new products, growth of revenues, decrease costs, improve profitability and assure on-time delivery of products that meet specified quality standards. The position will work closely with, and engage in joint projects where appropriate, with the General Managers of all B & S Divisions and work closely on overall long-range planning and strategy for the Measuring Systems business and the Company.


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          6. Employee to Devote Full Time to Company's Business. Employee will devote Employee's entire time, attention and energies to the business of the Company and during the employment period, will not engage in any other business activity, regardless of whether such activity is pursued for profit, gain, or other pecuniary advantage. However, Employee is not prohibited from making personal investments in any other businesses, as long as these investments do not require Employee to participate in the operation of the companies in which Employee invests.

          7. Office Space and Executive Assistant. The Company will furnish the Employee with a private office, executive assistant, and any other facilities and services that are necessary for the performance of Employee's executive duties and responsibilities suitable to Employee's position.

          8. Reimbursement of Expenses. Employee may incur reasonable expenses for promoting Company's business, including expenses for entertainment, travel, and similar items. The Company will reimburse Employee for all reasonable business expenses after Employee presents an itemized account of expenditures, together with receipts, vouchers and other supporting documentation, subject to Company's approval.

          9. Severance. In the event the Company terminates Employee's employment without cause prior to expiration of the term of employment the Company shall pay the Employee a severance amount, in addition to the base salary payments due the Employee under the remaining unexpired term of employment, equal to Employee's then current annual base salary in monthly installments for a one year period following the date of termination subject to the Employee not competing with any business of the Company or its subsidiaries in any country in which the Company is then conducting its business. In the event the Employee accepts employment with another Employer during the one-year severance payment period the severance payments hereunder will be subject to mitigation.

          10. Cancellation on a Change of Control. This Employment Agreement shall be cancelled and terminated upon the date of occurrence of a change-in-control of the Company as defined in a "CIC" Agreement in effect between the Employee and the Company. In such event the terms and conditions in such CIC Agreement shall supersede and govern the terms and conditions of employment of the Employee and the Company and the provisions of this Employment Agreement shall become null and void.

          11. Controversies. Any claim or controversy that arises out of or relates to this Agreement, or the breach of it, will be determined in accordance with the laws of the State of Rhode Island.

          12. Waiver of Breach of Agreement. If either party waives a breach of this Agreement by the other party, that waiver will not operate or be construed as a waiver of later similar breaches.

          13. Company May Assign Agreement. The Company's rights and obligations under this Agreement will inure to the benefit of and be binding upon the Company's successors and assigns.

          14. Entire Agreement. This Agreement represents the entire understanding between the Company and Employee concerning the employment relationship and any oral changes or modifications will have no effect. It may be altered only by a written agreement signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.



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     IN WITNESS WHEREOF, the parties have signed this Agreement on this 3rd day of January, 2000.




                             Brown & Share Manufacturing Company
                             (the "Company")

                             By: /s/ Frank T. Curtin
                                -----------------------
                             Its: President and CEO
                                -----------------------



                                /s/ Edward D. DiLuigi
                                -----------------------
                                Edward D. DiLuigi
                                ("Employee")






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